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                                                                    EXHIBIT 11


                          ALEXANDER ENERGY CORPORATION

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996


                                                            For the Three Months Ended March 31,
                                                            ------------------------------------
                                                                 1995                  1996
                                                              ----------            ----------
     Weighted average common and common
       equivalent shares:
      Common stock outstanding from
       beginning of period..........................          12,271,563            12,451,605
      Common stock issued...........................               1,053                19,569
      Common stock retired..........................                 ---              (14,868)
      Common stock equivalents......................                 ---                48,484
                                                              ----------            ----------

                                                              12,272,616            12,504,790
                                                              ==========            ==========

     Net income (loss) applicable to common stock...          $ (441,302)           $  199,600
                                                              ==========            ==========

     Net income (loss) per common and common
      equivalent share..............................          $    (.04)            $      .02
                                                              ==========            ==========